Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 17, 2023	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 28, 2023 was $51.8 million, or $1.05 per share ($1.04 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 28, 2023 decreased 8.7 percent to $303.5 million from net sales of $332.3 million for the prior year 13-week fiscal quarter ended October 29, 2022. Comparable store net sales for the 13-week period ended October 28, 2023 decreased 9.2 percent from comparable store net sales for the prior year 13-week period ended October 29, 2022. Online sales decreased 16.2 percent to $46.1 million for the 13-week period ended October 28, 2023, compared to net sales of $55.0 million for the 13-week period ended October 29, 2022.

Net sales for the 39-week fiscal period ended October 28, 2023 decreased 6.9 percent to $878.7 million from net sales of $943.4 million for the prior year 39-week fiscal period ended October 29, 2022. Comparable store net sales for the 39-week period ended October 28, 2023 decreased 7.3 percent from comparable store net sales for the prior year 39-week period ended October 29, 2022. Online sales decreased 9.4 percent to $141.0 million for the 39-week period ended October 28, 2023, compared to net sales of $155.6 million for the 39-week period ended October 29, 2022.

Net income for the third quarter of fiscal 2023 was $51.8 million, or $1.05 per share ($1.04 per share on a diluted basis), compared with net income of $61.4 million, or $1.25 per share ($1.24 per share on a diluted basis) for the third quarter of fiscal 2022.

Net income for the 39-week fiscal period ended October 28, 2023 was $140.3 million, or $2.83 per share ($2.81 per share on a diluted basis), compared with net income of $166.8 million, or $3.39 per share ($3.37 per share on a diluted basis) for the 39-week period ended October 29, 2022.

Management will hold a live audio webcast at 10:00 a.m. EST today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_A5_s0zUvQ1yhslHLlO71Ww. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 445 retail stores in 42 states, which includes the opening of two new stores during fiscal November located in Park City, Utah and Bristol, Tennessee. As of the end of the fiscal quarter, it operated 443 stores in 42 states compared with 441 stores in 42 states at the end of the third quarter of fiscal 2022.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

SALES, Net of returns and allowances	$303,457	$332,341	$878,719	$943,381

COST OF SALES (Including buying, distribution, and occupancy costs)	156,242	166,940	459,835	480,451

Gross profit	147,215	165,401	418,884	462,930

OPERATING EXPENSES:
Selling	70,242	74,148	205,081	209,376
General and administrative	12,908	11,830	39,247	35,359
	83,150	85,978	244,328	244,735

INCOME FROM OPERATIONS	64,065	79,423	174,556	218,195

OTHER INCOME, Net	4,490	1,883	11,322	2,711

INCOME BEFORE INCOME TAXES	68,555	81,306	185,878	220,906

INCOME TAX EXPENSE	16,793	19,920	45,540	54,122

NET INCOME	$51,762	$61,386	$140,338	$166,784

EARNINGS PER SHARE:
Basic	$1.05	$1.25	$2.83	$3.39

Diluted	$1.04	$1.24	$2.81	$3.37

Basic weighted average shares	49,513	49,214	49,513	49,214
Diluted weighted average shares	49,937	49,604	49,891	49,556

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	October 28, 2023	January 28, 2023 (1)	October 29, 2022

CURRENT ASSETS:
Cash and cash equivalents	$311,657	$252,077	$302,180
Short-term investments	23,446	20,997	22,902
Receivables	10,341	12,648	16,074
Inventory	152,289	125,134	152,335
Prepaid expenses and other assets	11,206	12,480	12,370
Total current assets	508,939	423,336	505,861

PROPERTY AND EQUIPMENT	483,435	466,321	465,694
Less accumulated depreciation and amortization	(359,367)	(353,919)	(356,081)
	124,068	112,402	109,613

OPERATING LEASE RIGHT-OF-USE ASSETS	253,418	271,421	236,147
LONG-TERM INVESTMENTS	22,508	20,624	19,579
OTHER ASSETS	12,274	9,796	12,947

Total assets	$921,207	$837,579	$884,147

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$63,320	$44,835	$74,028
Accrued employee compensation	34,784	55,490	44,183
Accrued store operating expenses	26,335	19,754	31,262
Gift certificates redeemable	12,305	16,777	11,782
Current portion of operating lease liabilities	78,884	89,187	78,850
Income taxes payable	536	—	—
Total current liabilities	216,164	226,043	240,105

DEFERRED COMPENSATION	22,508	20,624	19,579
NON-CURRENT OPERATING LEASE LIABILITIES	208,517	214,598	188,856
Total liabilities	447,189	461,265	448,540

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,445,386 shares at October 28, 2023, 50,092,616 shares at January 28, 2023, and 50,091,866 shares at October 29, 2022	504	501	501
Additional paid-in capital	189,297	178,964	175,821
Retained earnings	284,217	196,849	259,285
Total stockholders’ equity	474,018	376,314	435,607

Total liabilities and stockholders’ equity	$921,207	$837,579	$884,147

(1) Derived from audited financial statements.